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                               [Letterhead]


                       INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ontro, Inc.:


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


Our report dated February 26, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses during its development stage and has net working capital and net capital deficiencies that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                           KPMG Peat Marwick LLP

San Diego, California


April 10, 1997